UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 10, 2008

Connecticut Water Service, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0739839 (I.R.S. Employer Identification No.)

93 West Main Street, Clinton, CT (Address of principal executive office)	06413 (Zip Code)

860-669-8630
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

Connecticut Water Service, Inc. (the “Company”) announced that its Board of Directors has determined to let the Company’s shareholder rights plan (the “Rights Plan”) expire, as scheduled and by its terms, without renewal at the end of its current ten-year term, on October 11, 2008.  The Board of Directors has no current plans to adopt a successor rights plan, although it may consider implementing such a plan in the future, if it determines that this would be in the best interests of the Company and its shareholders.

The Company’s Rights Plan is formally known as the Amended and Restated Shareholder Rights Agreement, dated as of August 12, 1998, as amended on October 30, 2001 (the “Rights Plan”), between the Company and Registrar & Transfer Company, as the Company’s Rights Agent.   It was originally adopted by the Board of Directors in August 1988, for an initial ten-year term to expire in October 1998.  As originally adopted, the Rights Plan provided for a dividend to shareholders in the form of one right (a “Right”) to buy one share of common stock to be distributed on each then-outstanding share of common stock at a price of $50 per share (subsequently adjusted for forward splits of the Company’s common stock).  On August 12, 1998, the Board renewed the Rights Plan for an additional ten-year term, with certain modifications.  Upon the expiration of the Rights Plan on October 11, 2008, shares of the Company’s Common Stock will no longer be accompanied by a Right.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Connecticut Water Service, Inc. (Registrant)
Date: October 10, 2008	By: /s/ David C. Benoit David C. Benoit Vice President – Finance and Chief Financial Officer